Exhibit 10.1

Modine Manufacturing Company

Share Purchase Agreement

By and Between

Modine Manufacturing Company

and

KB Synthetics

Dated as of December 4, 2009

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of December 4, 2009 (the “Effective Date”), by and between:

(1)           Modine Manufacturing Company, a company organized and existing under the laws of the State of Wisconsin (“Seller”); and

(2)           KB Synthetics Company Limited, a company organized and existing under the laws of Korea with its office located at 1169-7 Jung ri-dong, Seo-gu, Daegu, Korea (“Purchaser”).

Seller and Purchaser shall collectively be referred to hereinafter as the “Parties” or individually as a “Party”.

RECITALS:

WHEREAS, the Seller owns 100% of the 840,909 issued and outstanding capital contribution units (the “Sale Shares”) of Modine Korea LLC (the “Company”), a company organized and existing under the laws of the Republic of Korea (“Korea”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase, the Sale Shares, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, the Parties hereto agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the following meanings, unless the context clearly requires otherwise:

1.1	The terms defined hereinabove shall have the meaning set forth therein.

1.2	“Business Day” means any day which is not a Saturday, Sunday, or bank holiday in Korea or the United States of America.

1.3	“Closing” has the meaning set forth in Section 4.1.

1.4	“Closing Date” has the meaning set forth in Section 4.1.

Execution Version – Share Purchase Agreement

1.5	“Damages” has the meaning set forth in Section 10.1.

1.6	“EPG Products” means the engine products listed in Schedule 1.6, or products similar to the products listed in Schedule 1.6.
1.7
“Government Authority” means any national, provincial or local (including city) government in Korea, any political subdivision thereof or any other governmental, judicial, public, regulatory, or statutory instrumentality, authority, body, agency, department, bureau or entity or any arbitrator with authority to bind a Party hereto at law.

1.8	“GOHAR Type Products” means the products listed in Schedule 1.8, or products similar to the products listed in Schedule 1.8.

1.9
“Government Approval” means, with respect to any matter, (i) any and all permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, notices of no objection, clearances from, or filings or registrations with, a Governmental Authority, and (ii) the expiration of any and all waiting periods imposed by applicable Law, in each case in respect of such matter.

1.10	“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 10.1.

1.11	“Initial Purchase Price” means One Billion Four Hundred Million (1,400,000,000) Won.

1.12
“Intellectual Property” means all intellectual property rights, including patents, patent rights, trademarks, service marks, trade names, copyrights, applications for any of the foregoing, licenses, trade secrets, and know-how.

1.13
“Intercompany Loan” means the loan issued by the Seller to the Company and governed by the shareholder loan agreement between the Seller and the Company dated July 28, 2004, including all amendments thereto.

1.14	“Intercompany Loan Agreement” means the shareholder loan agreement between the Seller and the Company dated July 28, 2004, including all amendments thereto.

1.15	“Knowledge” means the actual knowledge of the persons listed in Schedule 1.15.

1.16	“Korea” means the Republic of Korea.

1.17	“Law” means the constitution, law, order, ordinance, regulation, public notice, guidance or other rule with legal effect.

1.18	“Lien” means any mortgage, pledge, lien, security interest, conditional sale agreement, title retention agreement, encumbrance or other similar restrictions or limitations.

Execution Version – Share Purchase Agreement

1.19
“Material Contract” means any contract, agreement, arrangement or instrument, other than a labor or employment contract or agreement, with a consideration of Ten Billion (10,000,000,000) Won or more or a contract term of one (1) year or more and to which the Company is a party.

1.20	“Net Purchase Price” means Fourteen Billion, Three Hundred Fifty Million, Eight Hundred Sixty One Thousand, Seven Hundred Twelve (14,350,861,712) Won.

1.21	“Party” and “Parties” have the meanings set forth in the Preamble.

1.22	“Purchase Price” has the meaning set forth in Section 3.1.

1.23	“Required Government Approvals” means each Government Approval required to be obtained in connection with the execution, delivery and performance of this Agreement.

1.24
“Tax” or “Taxes” means corporate tax, income tax, value added tax, capital gain tax, comprehensive land tax, property tax, acquisition tax, registration tax, license tax, customs, all other taxes, national health insurance, unemployment insurance, national pension, workers’ compensation insurance, and all other social security dues, imposed by the Government Authority, including any surtax, interest, fines, penalties or additions to tax that may become payable in respect of such taxes.

1.25	“Third Party Claim” has the meaning set forth in Section 10.6(a).

1.26	“Transaction” has the meaning set forth in Section 2.

1.27	“Won” means the Korean won, the lawful currency of Korea.

2.	Sale and Purchase of Sale Shares

Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase the Sale Shares from the Seller, and the Seller shall sell the Sale Shares to the Purchaser (the “Transaction”).

3.	Payment of Purchase Price

3.1
Purchase Price. The purchase price for the Sale Shares shall be Fifteen Billion, Seven Hundred Fifty Million, Eight Hundred Sixty One Thousand, Seven Hundred Twelve (15,750,861,712) Won, which shall be the sum of the Initial Purchase Price and the Net Purchase Price (taken together, the “Purchase Price”). The Purchaser shall pay the Initial Purchase Price to the Seller before the close of business on the Effective Date, to an account to be designated by the Seller.  Except pursuant to Section 3.2 hereof, the Purchase Price shall not be adjusted for any reason.

Execution Version – Share Purchase Agreement

3.2
PP&E and Inventory Adjustment.  Following a mutually agreeable verification process to be completed by the Purchaser no later than January 15, 2010 solely for the purpose of confirming that any of the Company’s plant, property, equipment and inventory assets as listed in the Company’s records as of November 30, 2009 are missing or do not exist, the Purchase Price shall be reduced by an amount commensurate with the aggregate book value of such missing or non-existent assets in excess of One Hundred Million (100,000,000) Won. For the avoidance of doubt, the above adjustment will be triggered only in the event the aforementioned listed assets are proven by the mutually agreeable process to be missing or non-existent and Purchaser provides written evidence to that effect to Seller.  Notwithstanding any provision in this Section, the Purchase Price shall not be reduced if the aggregate amount of the book value of the missing or non-existent assets is less than One Hundred Million (100,000,000) Won.  Further, the maximum amount of reduction in the Purchase Price pursuant to this Section shall not in any event exceed One Billion (1,000,000,000) Won.

3.3
Forfeiture of Initial Purchase Price.  In the event the Parties fail to close the Transaction for any reason, other than a reason attributable solely to the Seller, the Purchaser shall forfeit any rights to the Initial Purchase Price, which shall remain the property of the Seller.  For the avoidance of doubt, any matter related to the human resources of the Company shall NOT be deemed a reason attributable to the Seller.

4.	Closing

4.1
Time and Place.  The purchase and sale of the Sale Shares contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at 10:00 A.M. on December 23, 2009 or such other date and time as mutually agreed between the Parties (the “Closing Date”).  The Closing shall take place at the offices of Kim & Chang located at Northgate Building, 66 Juksun-Dong, Chongro-gu, Seoul, at 10:00 a.m. on the Closing Date.

4.2	Actions at Closing. At the Closing, the Parties hereto shall perform the following actions:

(a)
The Purchaser shall pay the Net Purchase Price to the Seller without any withholding, deduction or adjustment of any nature, by means of wire transfer of immediately available funds in Won into a bank account designated in writing by the Seller; and

(b)
The Seller shall deliver to the Purchaser copies of (i) the unitholders meeting resolution (or written consent), (ii) the articles of incorporation of the Company, and (iii) the unitholder registry of the Company, all of which show the Purchaser as the sole unitholder of the Company holding the Sale Shares; and

Execution Version – Share Purchase Agreement

(c)
In the event the entire balance of the Intercompany Loan has not yet been repaid in full by the Company at or prior to Closing pursuant to Section 7.8, (i) the Purchaser shall deliver to the Seller the payment guarantee issued by the Purchaser in a form and substance acceptable to the Seller in its sole discretion that any then outstanding principal and interest under the Intercompany Loan shall be paid in full no later than March 31, 2010, and (ii) the Seller shall deliver to the Purchaser an amendment to the Intercompany Loan Agreement which shall provide for repayment of the Intercompany Loan in accordance with the terms and conditions described hereunder.

5.	Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser, as of the Effective Date and as of the Closing (unless otherwise specified), as follows:

5.1	Representations and Warranties with Respect to the Seller and the Sale Shares.

(a)
Share Ownership. The Seller is the legal and beneficial owner of the Sale Shares.  Upon consummation of the Closing contemplated herein, the Purchaser will acquire from the Seller title to the Sale Shares, free and clear of all Liens.

(b)	Authorization of Agreement; Enforceability.

(i)
The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Seller.

(ii)
This Agreement has been duly executed and delivered by the Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors' rights generally.

(c)	Government Approval; No Conflicts with Law, Articles of Incorporation and Government Approval.

(i)
Except for the Required Government Approvals set forth in Schedule 5.1(c), no Government Approval is required to have been made or obtained by the Seller under the relevant Law in connection with the execution, delivery and performance of this Agreement.

Execution Version – Share Purchase Agreement

(ii)
The execution, delivery and performance by the Seller of this Agreement will not: (x) violate any provision of the Seller’s Articles of Incorporation or other constitutional documents or (y) violate any Law or Government Approval applicable to the Seller.

5.2	Representations and Warranties with Respect to the Company.

(a)	Organization of the Company. The Company is duly organized and validly existing under the laws of Korea.

(b)
Capitalization.  As of the date of this Agreement, each unit of capital contribution of the Company has a par value of 5,000 Won per unit, and 840,909 units of capital contribution are issued and outstanding.  All of the Sale Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, subscription rights, calls or commitments, whether contingent or absolute, of any nature whatsoever relating to, or securities or rights convertible into, any class of unit of capital contribution of the Company, or contracts by which the Company is bound to issue additional units of capital contribution.

(c)
Material Contracts.  To the Seller’s Knowledge, as of the date of this Agreement, each Material Contract is in full force and effect, and there exists no default or event of default or event, occurrence, condition, or act which, with the giving of notice, the lapse of time, would become a default or event of default thereunder.  The Company has not violated any of the terms or conditions of any Material Contract in any material respect.  There is no Material Contract: (i) requiring the Company to obtain prior written consent to consummate the Transaction; or (ii) setting forth that a change of control of the Company constitutes an event of termination thereof.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transaction will not constitute (with due notice or lapse of time or both) a default under any Material Contract to which Seller is a party or by which Seller is bound.

6.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller, as of the Effective Date and as of the Closing Date, as follows:

Execution Version – Share Purchase Agreement

6.1	Organization of the Purchaser. The Purchaser is duly organized and validly existing under the laws of Korea.

6.2	Authorization of Agreement; Enforceability.

(a)
The Purchaser has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser.

(b)
This Agreement has been duly executed and delivered by the Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally.

6.3	Government Approval; No Conflicts with Law, Articles of Incorporation and Government Approval.

(a)
Except for the Required Government Approvals with respect to the purchase of the Sale Shares set forth in Schedule 6.3(a), no Government Approval is required to have been made or obtained by the Purchaser under the relevant Law in connection with the execution, delivery and performance of this Agreement.

(b)
The execution, delivery and performance of this Agreement by the Purchaser will not (i) violate any provision of the Purchaser’s articles of incorporation or other constitutional documents or (ii) violate any Law or Government Approval applicable to the Purchaser.

6.4
Financial Capacity.   The Purchaser has and will have the financial capacity and means to pay the Purchase Price and to comply with any other obligations under this Agreement and will pay the Purchase Price and comply with such obligations in accordance with this Agreement.

7.	Covenants

The Seller and the Purchaser, as applicable, each covenant with the other as follows:

7.1
Further Assurances.  Upon the terms and subject to the conditions contained herein, each of the Parties hereto shall in good faith, both before and after the Closing: (i) use all reasonable efforts to take, or cause to be taken, diligently all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction, (ii) execute any documents and instruments which may be reasonably necessary or advisable to carry out the Transaction, and (iii) cooperate with each other in connection with the foregoing.  The Seller and the Purchaser shall cooperate with the other and shall use its best efforts before and after the Closing to (a) obtain the permits required to be obtained by it under any applicable Law in connection with the Transaction; (b) effect all necessary recordings, registrations and filings, including submissions of information requested by any Government Authority, and (c) fulfill all conditions to this Agreement applicable to such Party.  The Seller and the Purchaser will provide prompt notification to each other when any consent or permit contemplated hereunder is obtained and when any action, filing or notification is taken, made or given, as applicable, in connection therewith.

Execution Version – Share Purchase Agreement

7.2
Notification of Certain Matters.  Prior to the Closing Date, each Party hereto shall promptly give notice to the other Party of (a) the occurrence of any event which occurrence has caused or is reasonably likely to cause, any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, and (b) any failure of such Party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

7.3	Conduct of Business. From the Effective Date until the Closing, the Seller shall cause the Company:

(a)	to conduct its operations according to its ordinary and usual course of business and consistent with past practice;

(b)	not to carry out or effect any capital expenditure in each single case exceeding an amount of 125,000,000 Won without the prior written consent of the Purchaser;

(c)
not to conclude contracts on the sale of or grant of any Lien over any asset that has a book value exceeding 125,000,000 Won, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice, except for the incurrence of such loan(s) (including provision of collateral therefor) whose proceeds are used by the Company for the repayment of the Intercompany Loan pursuant to Section 7.8 hereof;

(d)
not to issue, sell, grant or otherwise dispose of any units of capital contribution of the Company, any options related to any units of capital contribution with respect to the Company or modify or amend any right of any holder of outstanding units of capital contribution of the Company;

(e)	not to assign, transfer or terminate any Material Contracts outside the ordinary course of business without the prior written consent of the Purchaser;

Execution Version – Share Purchase Agreement

(f)	not to conclude any contract which involves an annual expense exceeding an amount of 125,000,000 Won and which has a remaining term of more than 12 months;

(g)	not to conclude any contract which involves an annual expense exceeding an amount of 125,000,000 Won and which provides for legal consequences in the event of a change of control;

(h)	not to abandon or allow to lapse any patents, trademarks or other Intellectual Property of the Company;

(i)	not to amend its articles of incorporation or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of the Company; and

(j)	not to declare, set aside, make or pay any dividend or other distribution, payable in cash or property, with respect to any units of capital contribution or other ownership interest in the Company.

7.4	Non-Competition.

(a)	The Seller covenants and agrees that neither it nor any of its affiliates shall directly or indirectly:

(i)
for a period of one (1) year from the Closing Date, solicit for hire any officer or employee of the Company, except that this provision shall not apply to the employees listed in Schedule 7.4 and “solicit for hire” shall not include referrals made by a placement agency or responses to any advertising appearing on the Internet or in a newspaper, magazine or trade publication placed in the ordinary course of business; or

(ii)
for a period of four (4) years from the Closing Date, own, manage, engage in or operate a business that designs, manufactures, markets, packages and distributes heating and air conditioning products in Korea for buses, trains and military vehicles and/or located in the passenger compartment of automobiles, trucks and off-highway vehicles.

(b)	The Purchaser covenants and agrees that neither it nor any of its affiliates (including the Company) shall directly or indirectly:

(i)
for a period of one (1) year from the Closing Date, solicit for hire any officer or employee of the Seller; provided, however, that “solicit for hire” shall not include referrals made by a placement agency or responses to any advertising appearing on the Internet or in a newspaper, magazine or trade publication placed in the ordinary course of business; or

Execution Version – Share Purchase Agreement

(ii)	for a period of four (4) years from the Closing Date, except as otherwise agreed by the Parties, manage, engage in or operate a business that sells GOHAR Type Products anywhere in the world; or

(iii)	for a period of four (4) years from the Closing Date, except as otherwise agreed by the Parties, manage, engage in or operate a business that sells any EPG Product(s) anywhere in the world.

7.5
Public Statements.  The Parties hereto will agree upon the timing and content of any press release to be issued or any public disclosure to be made relating to the execution, content, and termination of this Agreement, and each Party hereto shall not issue any press release or make any public disclosure without the consent of the other Parties; provided that nothing in this Section 7.5 shall prevent any Party from issuing any press release or making any public disclosure that is required or advisable under any applicable Law. If either the Seller or the Purchaser determines that it is required by applicable Law to make any such disclosure, it shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other Party as far in advance as practicable, and shall use good faith efforts to reflect any reasonable comments made by the other Party relating to the proposed disclosure.

7.6	Confidentiality.

(a)
Purchaser acknowledges that it has entered into the Confidentiality Agreement dated February 12, 2009 (the “Confidentiality Agreement”) and confirms that all relevant confidential documents and information concerning the Company shall be subject to the obligations set forth therein prior to Closing.

(b)	This section shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by applicable Law, any regulatory body or any recognized stock exchange or may be advisable thereunder, provided that such disclosure or use is subject to Section 7.6;

(ii)	the disclosure is made to a Governmental Authority in connection with the Tax affairs of the disclosing party;

(iii)
the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement); provided, however, that prior to disclosure or use of any information pursuant to (i) or (ii), the Party concerned shall promptly notify and consult with the other Party of such requirement with a view to providing such other Party with the opportunity to (x) contest such disclosure or use or (y) otherwise to consult and agree on the timing and content of such disclosure or use.

Execution Version – Share Purchase Agreement

7.7
Corporate Name.    The Purchaser shall cause the Company to (a) immediately register a new corporate name and discontinue use of the name “Modine” in any external correspondence (including letters, emails, etc.), (b) within fifteen Business Days of the Closing, (i) remove the name “Modine” from all other business documents, (ii) remove all decals and logos containing the name “Modine” from all Company owned or leased vehicles and entry ways, (iii) provide suppliers of product packaging materials with the new company name to be used on all subsequently ordered packaging materials, (iv) remove the name “Modine” from all racks used for shipping products, (v) discontinue use of all decals and logos containing the name “Modine” on bus air conditioning units, and (vi) remove any logos containing the name “Modine” from all embossings on plastic or metal product components, and (c) no later than January 31, 2010, remove the name “Modine” and all logos containing the name “Modine” from all buildings leased or owned by the Company, including the plant, warehouse, guard house, apartments and dormitories.

7.8
Intercompany Loan Repayment. Prior to the Closing Date, the Seller shall exert its commercially reasonable efforts to cause the Company to repay the balance of the Intercompany Loan and all accrued interest in full, notwithstanding Section 7.3 hereof.  However, in the event the entire balance of the Intercompany Loan has not yet been repaid in full by the Company at or prior to Closing for any reason,  the Purchaser shall ensure that the Company pays any remaining balance of the Intercompany Loan no later than March 31, 2010.

8.	Conditions Precedent to the Closing

8.1
Conditions to the Purchaser’s Obligations. The Purchaser will have no obligation to consummate the Transaction at the Closing unless each of the following conditions precedent is satisfied or waived in writing by the Purchaser:

(a)
Representations and Warranties; Covenants.  The representations and warranties set forth in Sections 5.1 and 5.2 hereof shall be true and correct in all material respects.  The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it prior to the Closing.

(b)
Compliance with Laws; No Adverse Action or Decision.  Since the Effective Date, (i) no Law shall have been promulgated or enacted that materially delays or makes illegal the performance of this Agreement; (ii) no order by any Government Authority that materially delays or makes illegal the performance of this Agreement shall be effective; and (iii) no Government Authority shall have instituted any Proceeding that seeks to materially delay or make illegal the performance of this Agreement.

Execution Version – Share Purchase Agreement

(c)	Consents. All Required Government Approvals required to be obtained by the Seller prior to the Closing shall have been obtained and shall not be subject to any material conditions.

(d)	Resignation of Directors. All members of the Board of Directors of the Company have provided a letter of resignation as director effective upon the Closing.

8.2
Conditions to the Seller’s Obligations.  The Seller will not have any obligation to consummate the Transaction at the Closing unless each of the following conditions precedent is satisfied or waived in writing by the Seller:

(a)
Representations and Warranties; Covenants.  The representations and warranties of the Purchaser set forth in Section 6 hereof shall be true and correct in all material respects.  The Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by it prior to the Closing.

(b)
Compliance with Laws; No Adverse Action or Decision.  Since the Effective Date, (i) no Law shall have been promulgated or enacted that materially delays or makes illegal the performance of this Agreement; (ii) no order by any Government Authority that materially delays or makes illegal the performance of this Agreement shall be effective; and (iii) no Government Authority shall have instituted any Proceeding that seeks to materially delay or make illegal the performance of this Agreement.

(c)
Consents.  All Required Government Approvals required to be obtained by the Purchaser prior to the Closing shall have been obtained and shall not be subject to any conditions that would have a Material Adverse Effect.

9.	Termination

9.1
Termination of Agreement.  Subject to Section 9.2, this Agreement may be terminated by notice to the other Party in writing prior to the Closing by the Purchaser or the Seller for each of the following cases; provided, however, that the right to terminate this Agreement shall not be available to any Party who is responsible for any of the following cases, and this Agreement shall not be terminated for any reason after the Closing:

Execution Version – Share Purchase Agreement

(a)	the Closing has not occurred by January 15, 2010;

(b)
the other Party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach is (i) of such a serious nature that, if not remedied, would have a severe financial impact on the other Party upon Closing and (ii) has not been cured within fifteen (15) days following receipt of notice of such breach from the other Party; or

(c)	there is a mutual agreement of the Parties.

9.2
Effect of Termination.  If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become null and void and of no further force and effect, except that the terms and provisions of Sections 3.3, 7.6, 9.2, 9.3, 10, and 11 shall remain in full force and effect.

9.3	Remedies. All rights and remedies existing under this Agreement are exclusive of any rights or remedies otherwise available under any applicable Law.

10.	Indemnification and Survival Period

10.1
Indemnification.  Each Party hereto (the “Indemnifying Party”) shall indemnify the other Party (the “Indemnified Party”) against, and hold the other Party, its successors and assigns harmless from, any and all damages, taxes, claims, losses, payments, charges, judgments, amounts paid in settlement, liabilities or expenses, including without limitation, interest, fines, penalties and reasonable attorneys’ fees, expenses and disbursements (collectively, “Damages”), arising out of the breach of any warranty or representation of the Indemnifying Party contained in this Agreement.  For the purpose of this Section 10.1, a termination of this Agreement pursuant to Section 9.1(a) shall not constitute a breach of any warranty or representation by any Party hereto under this Agreement and the Transaction, and no Party hereto shall be responsible for such termination.

10.2
Damage Threshold.  Neither the Seller nor the Purchaser, in its capacity as an Indemnifying Party, shall have any obligation to indemnify the other Party from and against any Damages pursuant to Section 10.1 above until the other Party has suffered Damages in excess of an aggregate threshold of three percent (3%) of the total Purchase Price (with individual claims less than One Hundred Million (100,000,000) Won not to be included in the preceding aggregate threshold), at which point the Indemnifying Party will be obligated to indemnify the other Party from and against all such Damages in excess of such threshold amount.  The Parties hereto also agree that the maximum aggregate amount, which the Purchaser may recover from the Seller in respect of all claims, is ten percent (10%) of the total Purchase Price.

Execution Version – Share Purchase Agreement

10.3
Survival of the Representations and Warranties.  The representations and warranties of the Parties hereto shall survive for a period of eighteen (18) months after the Closing Date, except that the representation and warranty under Section 5.1(a) shall survive indefinitely.

10.4
Notice; Claim Period. Any Indemnified Party making a claim for indemnification hereunder shall notify the Indemnifying Party or Parties of the claim in writing.  To the extent possible, the notice shall specify and describe in detail the legal and factual basis of the claim, identify the supporting evidence, and contain an estimate of the Damages.  If a Party fails to deliver such notice within eighteen (18) months from the Closing Date, the Party shall not be entitled to make the relevant claim under this Agreement, provided that such limit shall not apply to the breach of the representation and warranty under Section 5.1(a).

10.5	Exceptions; No Duplication; Sole Remedy.

(a)
The Indemnified Party shall take all reasonable steps to mitigate losses upon and after becoming aware of an event which, in the Indemnified Party’s good faith judgment, is reasonably likely to give rise to such Damages.

(b)
Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)
The Indemnified Party’s rights to indemnification as provided for in Section 10.1 shall constitute the Indemnified Party’s sole and exclusive remedy with respect to the breach of any warranty or representation of the Indemnifying Party contained in this Agreement.

(d)
To the extent any Indemnified Party receives any insurance proceeds with respect to any Damages to be indemnified under this Agreement, such insurance proceeds shall be deducted from the relevant Damage amount payable.

(e)	In no event shall either Party be liable to the other Party hereunder for any consequential, incidental or special damages, absent intentional misconduct by the Indemnifying Party.

10.6	Matters Involving Third Parties.

(a)
If any third party shall notify the Indemnified Party in writing with respect to any matter (a “Third Party Claim”), which may give rise to a claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall notify the Indemnifying Party thereof in writing within thirty (30) Business Days of receipt of notice of such claim.

Execution Version – Share Purchase Agreement

(b)
The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, at the Indemnifying Party’s sole expense. The Indemnifying Party may at its discretion consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim, provided that in the case of any settlement that provides for any relief other than the payment of monetary damages, such consent or settlement will be subject to the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.  The Indemnifying Party will have full control of such defense and proceedings.

(c)
Whether or not the Indemnifying Party elects to defend any Third Party Claim, the parties shall cooperate and exercise all reasonable efforts in the defense or prosecution of any such claim and shall furnish one another with such records, information and testimony, and attend such conferences, proceedings, hearings, trials and appeals as may be reasonably by the other in connection therewith.

11.	Miscellaneous

11.1
Fees and Expenses.  Except as otherwise expressly provided in this Agreement, each Party hereto shall pay all costs and expenses including, but not limited to, attorneys, accountants, consultants, agents and brokers’ fees, incurred or to be incurred by it in connection with this Agreement and the Transaction, regardless of whether the Closing has occurred.  However, to the extent the Company has accrued for the payment of any such expenses incurred prior to October 31, 2009, those expenses shall remain the obligation of the Company.  For the avoidance of any doubt, any success fee payable to the advisors of the Seller and related to the consummation of the Transaction shall remain the sole responsibility of the Seller.

11.2
Notices.  All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by facsimile, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by either Party to the other Party.  Unless conclusively proven otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered five (5) days after dispatch if sent by express courier, fourteen (14) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by facsimile.

Execution Version – Share Purchase Agreement

To Purchaser:

KB Synthetics Co., Ltd.
Kabul Building, 2-5, Galwol-dong
Yongsan-gu, Seoul, Korea
Attention: H. S. Park
Facsimile: 822-775-1489

To Seller:

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin, USA 53403
Attention: Margaret C. Kelsey, Esq.
Facsimile: 262-631-7720

11.3
Governing Law.  This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of Korea.

11.4
Arbitration.   Any dispute arising from the performance or interpretation of this Agreement shall finally be settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules. The place of arbitration shall be Singapore and the language of arbitration shall be English.

11.5
Entire Agreement.  This Agreement (including, Exhibits, Annexes, and Schedules hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto or referred to herein are intended to embody the final, complete and exclusive agreement among the Parties hereto with respect to the purchase of the Sale Shares and related transactions and supersede all prior agreements, understandings and representations written or oral, with respect thereto.

11.6
Severability.  If any provision hereof is found invalid, illegal or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible without being invalid, illegal or unenforceable.

11.7
Amendment.   This Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all Parties hereto.  All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by the Parties.

Execution Version – Share Purchase Agreement

11.8
Waiver.  The performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by the other Party, and such waiver shall be effective only with respect to the specific obligation described.  The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

11.9
Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be assignable or transferable by any Party to this Agreement without the prior written consent of the other Parties to this Agreement.

11.10
Third Party Benefits.  This Agreement shall be binding upon, and inure to the benefit of, each of the Parties hereunder and their respective successors.  Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any Party to, any person or entity other than the Parties and their respective successors and permitted assigns.

11.11
Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed and original but all of which together shall constitute one and the same instrument.

11.12	Captions. The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

11.13
Language. This Agreement shall be executed in English.  If there is any discrepancy in the content or interpretation of any translation of this Agreement in any language other than the English language, the English version shall prevail.

[signature page to follow]

Execution Version – Share Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Modine Manufacturing Company		KB Synthetics Company Limited

By:	/s/ Thomas F. Marry	By:	/s/ (Scott) Hyo Sang Park

Name:	Thomas F. Marry	Name:	Park, Hyo Sang

Title:	Regional VP – Asia and CPG	Title:	President

By:	/s/ Randall T. Davidson

Name:	Randall T. Davidson

Title:	Director – Modine Korea Transition